SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                   Form 8-K

                                CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  June 28, 1999


      Delaware                       0-1500                   36-1050870
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(State of other jurisdiction        (Commission              (IRS Employer
  of incorporation)                 File Number)            Identification No.)



36 South State Street, Chicago, Illinois                    60603
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(Address of principal executive offices                   (Zip Code)



Registrant's telephone number
     including area code:                                (312) 855-2160






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  (Former name or former address, if changed
   since last report)

Item 5. Other Events

        As reported by a press release dated June 28, 1999 a copy of which is attached hereto as Exhibit 99, Registrant announced that it intends to seek a buyer for its six Chicago stores which offer both fur and women's apparel. Evans intends to concentrate on its core fur business consisting of three fur stores in the Washington, D. C. area, two stores in Texas and forty-nine fur departments in department stores across the United States.

        Evans' lender has indicated that it generally supports the company's plan and is willing to work with the company to modify provisions of the existing credit facility. Evans has begun negotiations with the lender concerning a modified loan agreement.

        Registrant's annual meeting of shareholders originally scheduled to be held on July 27, 1999 has been postponed until such time as Registrant and and its lender have modified Registrant's loan agreement.





SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


EVANS, INC.

(Registrant)


                                          By_____________________

                                            Robert K. Meltzer
                                            President and
                                            Chief Executive Officer

EVANS, INC. ANNOUNCES SALE OF ITS CHICAGO STORES

CHICAGO, IL June 28, 1999 Evans, Inc. (NASDAQ:EVAN) today announced that it intends to seek a buyer to continue the business at its six Chicago fur and apparel stores.

Robert K. Meltzer, President and Chief Executive Officer, said, "The sale of our Chicago stores will enable us to focus our efforts on our core fur business." Outside of the six Chicago stores, Evans operates five company stores - two in Texas and three in the Washington D.C. area - which sell only fur as do its 49 fur departments in major department stores across the country.

By disposing of the Chicago stores, the company expects to significantly decrease expenses. "Evans recognizes that operating leased fur departments in department stores is its core business and is streamlining its structure to take advantage of this expertise," Meltzer added.

Evans' lender has indicated that it generally supports the company's plan and is willing to work with the company to modify provisions of the existing credit facility. Evans has begun negotiations with the lender concerning a modified loan agreement.